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                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY

                               SECURITY AGREEMENT


                  SECURITY AGREEMENT dated as of September 29, 1997, between MGC COMMUNICATIONS, INC., a Nevada corporation (the "Grantor"), and MARINE MIDLAND BANK, a New York banking corporation ("Marine"), in its capacity as trustee under the Indenture (as defined below), as collateral agent (the "Collateral Agent") for the Secured Parties (as defined herein).

                  Reference is made to the Indenture dated as of September 29, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among the Grantor and the Collateral Agent.

                  On the date hereof, the Grantor has issued 160,000 units (the "Units") consisting of an aggregate of $160,000,000 of 13% Senior Secured Notes due 2004 (the "Notes") and Warrants (the "Warrants") to purchase 1,291,200 shares of common stock, $.001 par value, of the Grantor to the Initial Purchasers (as defined in the Indenture) pursuant to, and upon the terms and subject to the conditions specified in, the Indenture. The Indenture requires, among other things, the execution and delivery by the Grantor of an agreement in the form hereof to secure (a) the due and punctual payment by the Grantor of (i) the principal of, interest on, premium, if any, and liquidated damages, if any (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Grantor to the Secured Parties under the Indenture and the other Security Documents (as defined in the Indenture) and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Grantor under or pursuant to the Indenture and the other Security Documents



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(all the monetary and other obligations described in the preceding clauses (a)
and (b) being collectively called the "Obligations").

                  Accordingly, the Grantor, the Collateral Agent, on behalf of itself and each Secured Party, and each of their respective successors or assigns, hereby agree as follows:


                                    ARTICLE I

                                   Definitions

                  SECTION 1.01. Definition of Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

                  SECTION 1.02. Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

                  "Collateral" shall mean (i) all Telecommunications Equipment currently owned or held by the Grantor other than Las Vegas Equipment, (ii) all Telecommunications Equipment other than Las Vegas Equipment acquired by the Grantor after the Issue Date prior to such time as the aggregate dollar value of the Grantor's purchases of Telecommunications Equipment (excluding Las Vegas Equipment) subsequent to the Issue Date equals or exceeds $100 million; (iii) the Proceeds of any sale or other disposition (other than leases in the ordinary course of business, as provided in Section 5.01(a) hereof) of such Telecommunications Equipment (including any insurance proceeds from the loss or destruction of such Telecommunications Equipment); and (iv) any additional Telecommunications Related Assets acquired by the Grantor with the Proceeds of any such sale or other disposition of Telecommunications Equipment. For purposes of computing the aggregate dollar value of the Grantor's purchases of Telecommunications Equipment, the release of any Lien on Telecommunications Equipment upon the sale thereof to any ILEC in connection with the establishment of a virtual collocation with such ILEC shall not eliminate the credit of the purchase price of such Telecommunications Equipment against the $100 million requirement set forth in the first sentence of this paragraph,


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provided that upon any re-acquisition by the Company of title to such
Telecommunications Equipment the first priority security interest granted to the Collateral Agent in such Telecommunications Equipment shall be reinstated.

                  "Holder" shall mean the Person in whose name a Note is registered on the books of the registrar.

                  "Las Vegas Equipment" shall mean any Telecommunications Equipment located or to be located in Las Vegas, Nevada or the surrounding suburban area.

                  "Proceeds" shall mean any consideration received from the sale, exchange, license, lease (other than consideration received solely from the lease of Telecommunications Equipment in the ordinary course of business) or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include all cash and negotiable instruments received or held on behalf of the Collateral Agent and any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

                  "Secured Parties" shall mean (a) the Holders, (b) the Trustee,
(c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by the Grantor under any Security Document and (e) the permitted successors and assigns of each of the foregoing.

                  "Security Interest" shall have the meaning assigned to such term in Section 2.01.

                  "Status Certificate" shall mean a certificate substantially in the form of Annex 1, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by two executive officers of the Grantor.

                  "Telecommunications Equipment" shall mean telecommunications switches and related equipment and inventory,



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including, without limitation, all remote switching nodes, modems, line cards, transport hardware and equipment or hardware necessary to install and operate the telecommunications switches.

                  SECTION 1.03. Rules of Construction. The rules of construction specified in Section 1.04 of the Indenture shall be applicable to this Agreement.


                                   ARTICLE II

                                Security Interest

                  SECTION 2.01. Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, the Grantor hereby bargains, sells, conveys, assigns, sets over, pledges, hypothecates and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a Lien in and to the Collateral (the "Security Interest"). In furtherance of such Security Interest, and pursuant to Sections 4.18 and 4.19 of the Indenture, the Grantor has filed fully executed Uniform Commercial Code financing statements with the Secretary of State of each state of the United States in which Collateral is located, or, where a state does not provide for filing with the Secretary of State thereof, in another appropriate filing office, as more fully described in Section 3.02 hereof. Without limiting the foregoing, the Collateral Agent also is hereby authorized to file one or more financing statements, continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by the Grantor, without the signature of the Grantor, naming the Grantor as debtor and the Collateral Agent as secured party. The Collateral Agent shall furnish the Grantor with copies of any such statements and other documents so filed.

                  SECTION 2.02. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of the Grantor with respect to or arising out of the Collateral.


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                                   ARTICLE III

                         Representations and Warranties

                  The Grantor represents and warrants to the Collateral Agent and the Holders that:

                  SECTION 3.01. Corporate Authority. The execution, delivery and performance by the Grantor of this Agreement are within the Grantor's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Grantor or of any agreement, judgement, injunction, order, decree or other instrument binding upon the Grantor or result in the creation or imposition of any Lien on any assets of the Grantor, except for the Security Interest granted under this Agreement.

                  SECTION 3.02. Title and Authority. The Grantor has or will have good and valid rights in and title to the Collateral that it has purported to grant a Security Interest in hereunder and has full power and authority to grant to the Collateral Agent the Security Interest pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

                  SECTION 3.03. Filings. The Status Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete. Fully executed Uniform Commercial Code financing statements (UCC-l's) or other appropriate filings, recordings or registrations containing a description of the Collateral have been filed with the Secretary of State or other appropriate office of each State of the United States in which Collateral is located and in such other governmental, municipal or other office specified in Schedule 5 to each Status Certificate (with copies delivered to the Collateral Agent).

                  SECTION 3.04. Validity of Security Interest. The Security Interest constitutes a legal and valid Lien in all the Collateral securing the payment and performance of the Obligations,


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subject to any requirements regarding attachment. The Security Interest will be perfected only to the extent that the filings referred to in Section 3.02 are sufficient to perfect such Security Interest. The Security Interest is prior to any other Lien on any of the Collateral on the date hereof.

                  SECTION 3.05. Absence of other Liens. The Collateral is owned by the Grantor free and clear of any Lien. The Grantor has not filed or consented to the filing of any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral and which financing statement or analogous document is still in effect, except for the Liens and financing statements expressly created or permitted by this Agreement or the Indenture.

                  SECTION 3.06. Due Execution. This Agreement has been duly executed and delivered by the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity and commercial reasonableness.

                  SECTION 3.07. Consents. No consent of any other Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the grant of the Security Interest by the Grantor pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Grantor (except for financing statements filed pursuant to Section 3.03 necessary to perfect the Security Interest) or (b) for the exercise by the Collateral Agent of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

                  SECTION 3.08. Litigation. No litigation, proceeding, or, to the knowledge of Grantor, investigation of or before any arbitrator or governmental authority is pending or, to the knowledge of the Grantor, threatened by or against the Grantor with respect to this Agreement or any of the transactions contemplated hereby, except as disclosed in the Offering Memorandum.

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                                   ARTICLE IV

                                    Covenants

                  SECTION 4.01. Change of Name; Location of Collateral; Records; Place of Business. (a) The Grantor agrees promptly to notify the Collateral Agent of any change (i) in its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility),
(iii) in its identity or corporate structure or (iv) in its Federal Taxpayer Identification Number. The Grantor agrees to notify the Collateral Agent, as soon as practicable after an executive officer of the Grantor learns thereof, if any material portion of the Collateral owned or held by the Grantor is damaged or destroyed.

                  (b) The Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned or held by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which the Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any and all Collateral.

                  SECTION 4.02. Protection of Security. The Grantor shall, at its own cost and expense, take any and all actions reasonably necessary to defend title to the Collateral against all persons.

                  SECTION 4.03. Additional UCC-1s; Continuation Statements. The Grantor agrees, at its expense, to execute,

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acknowledge, deliver and cause to be duly filed all such continuation statements on Form UCC-3 as to maintain in effect the financing statements filed pursuant to Section 3.03, to file UCC-1s with the Secretary of State or other appropriate office in each State where Collateral may be located, prior to the time such Collateral is moved to such location, and to take all such actions as the Collateral Agent may from time to time reasonably request to preserve the Security Interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith.

                  SECTION 4.04. Additional Filings. With respect to Telecommunications Equipment that becomes Collateral subject to the Security Interest of this Agreement, if necessary to perfect the Security Interest granted hereunder, the Grantor agrees to file fully executed UCC-l's or other appropriate filings, recordings or registrations containing a description of such Collateral with the Secretary of State or other appropriate office of each State of the United States in which such Collateral is located and in such other governmental, municipal or other office as the Collateral Agent may request.

                  SECTION 4.05. Amendments to Filings. Following the date at which the aggregate dollar value of the Grantor's purchases of Collateral after the Issue Date equals or exceeds $100 million (the "Certificate Date"), the Grantor shall be entitled to file, and to request the Collateral Agent to execute amendments to any UCC-1s filed by the Grantor or the Collateral Agent pursuant to this Agreement with respect to the Collateral so as to exclude Telecommunications Equipment purchased by the Grantor after the Certificate Date from the Security Interest, provided, however, that such request must be in writing and accompanied by an Officers' Certificate stating the Certificate Date and confirming that the aggregate dollar value of the Grantor's purchases of Collateral after the Issue Date equals or exceeds $100 million. Upon receipt of such Officers' Certificate, the Collateral Agent shall execute and otherwise assist the Grantor in filing amendments to all such UCC-1s stating that the Security Interest does not apply to Telecommunications Equipment purchased after the Certificate Date, provided, however, that Telecommunications


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Equipment purchased by the Grantor after the Certificate Date to replace
Collateral subject to the Security Interest shall remain subject to the Security Interest.

                  SECTION 4.06. Inspection and Verification. The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, whenever the Collateral Agent deems necessary, at the Grantor's own cost and expense, to inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, where such premises is within the control of the Grantor or any affiliate of the Grantor, to discuss the Grantor's affairs with the officers of the Grantor and its independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of Collateral in the possession of any third person, by contacting the third party possessing such Collateral (after two days' notice to the Grantor) for the purpose of making such a verification. Where the premises upon which any of the Collateral is located are not within the control of the Grantor, Grantor shall reasonably request such Person(s) controlling such premises to allow the Collateral Agent and its designees to inspect such premises for the purposes, and subject to the limitations, of the foregoing sentence. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing at the time of such inspection, in no event shall the Grantor be liable for the cost and expense associated with more than one such inspection per year. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

                  SECTION 4.07. Taxes; Encumbrances. At its option, upon not less than 10 days prior written notice to the Grantor, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted under the Indenture, and may pay for the maintenance and preservation of the Collateral to the extent the Grantor fails to do so as required by the Indenture or this Agreement, and the Grantor agrees to reimburse the Collateral Agent on demand for any reasonable payment or other expenses incurred by the Collateral Agent pursuant to the


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foregoing authorization; provided, however, that nothing in this Section shall be interpreted as excusing the Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of the Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Security Documents.

                  SECTION 4.08. Continuing Obligations of the Grantor. The Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, including, without limitation, Sections
4.18 and 4.19 of the Indenture, all in accordance with the terms and conditions thereof, and the Grantor agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

                  SECTION 4.09. Insurance. (a) The Grantor, at its own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Collateral, including without limitation such insurance as is required pursuant to Section 4.20 of the Indenture.

                  (b) In the event that the Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantor hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. Within ten days of taking any action pursuant to this Section 4.09(b), the Collateral Agent shall notify the Grantor of such action taken. All sums disbursed by the Collateral Agent in connection with this Section, including reasonable attorney fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantor to the Collateral Agent and shall be additional Obligations secured hereby.

                  SECTION 4.10. Posting of Notices. The Grantor shall, with respect to any telecommunications switch that constitutes


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Collateral currently owned by the Grantor or acquired by the Grantor, post a notice on, or in the location housing, such telecommunications switch, identifying the Grantor as the owner of the telecommunications switch and stating that such telecommunication switch is subject to the Security Interest under the Indenture and the Security Documents.

                  SECTION 4.11. FCC Approvals. Notwithstanding anything to the contrary set forth herein, the Grantor agrees that to the extent prior FCC approval is required pursuant to the Communications Act of 1934, as amended, for
(i) the operation and effectiveness of any grant, right or remedy hereunder or under the Indenture or (ii) taking any action that may be taken by the Collateral Agent hereunder or under the Indenture, such grant, right, remedy or actions will be subject to such prior Federal Communications Commission ("FCC") approval having been obtained by or in favor of the Collateral Agent, on behalf of the Secured Parties (and Grantor will use its best efforts to obtain any such approval as promptly as possible). Grantor agrees that, upon and during the continuance of an Event of Default and at Collateral Agent's request, Grantor will immediately file, or cause to be filed, such applications for approval and shall take all other and further actions required by the Collateral Agent, on behalf of the Secured Parties, to obtain such governmental authorizations, including FCC authorizations, as are necessary to transfer ownership and control to the Collateral Agent, on behalf of the Secured Parties, or their successors or assigns, of the Collateral held by it, or its interest in any Person holding any such Collateral.

                  SECTION 4.12. Restricted Subsidiaries. The Grantor Agrees to cause each Restricted Subsidiary that it organizes to comply with the terms of this Agreement as if such Restricted Subsidiary was a party to this Agreement and, at the request of the Collateral Agent, to cause such Restricted Subsidiary to enter into a security agreement with the Collateral Agent with terms and provisions substantially similar to the terms and provisions contained in this Agreement.


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                                    ARTICLE V

                        Transfer and Sales of Collateral

                  SECTION 5.01. Transfer and Sales of Collateral. (a) Grantor shall not, except as permitted by the terms of the Indenture from time to time in effect, sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral. For the avoidance of doubt, Grantor may lease Telecommunications Equipment in the ordinary course of business without such lease constituting a sale, assignment or other disposition prohibited by the preceding sentence, and any consideration received by Grantor in respect of any such lease shall not be subject to a security interest under the Security Documents.

                  (b) As long as no Event of Default shall have occurred and be continuing, and no event which, with the lapse of time or after notice, would become an Event of Default shall have occurred and be continuing, Grantor shall be entitled from time to time to request the Collateral Agent to release all or a portion of the Collateral owned by it and subject to this Agreement; provided, however, that such request must be in writing and accompanied by an Officers' Certificate of Grantor and an Opinion of Counsel to Grantor (which counsel shall be reasonably satisfactory to the Collateral Agent) stating that all conditions precedent to the release of such Collateral pursuant to this Article V and the Indenture have been complied with. Upon satisfaction of the conditions in this
Article V and the Indenture, the Lien of this Agreement on all Collateral to be released shall be discharged without any further action on the part of the Collateral Agent or any other Person. In furtherance of the foregoing, the Collateral Agent shall execute and deliver to Grantor an instrument or instruments prepared by Grantor acknowledging the release of such Collateral from this Agreement and the discharge of the Lien on such Collateral created by this Agreement, and will duly assign, transfer and deliver to Grantor (without recourse and without any representation or warranty) such Collateral to be released.

                  (c) No Collateral shall be released from the Lien of this Agreement pursuant to any request described in paragraph (b) above unless (i) as promptly as is practicable thereafter, the


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Grantor shall sell such Collateral, (ii) as promptly as is practicable thereafter, the Grantor deposits with the Collateral Agent cash or cash equivalents, if any, representing the Net Cash Proceeds from the sale of such Collateral; and (iii) Grantor delivers to the Collateral Agent an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent contained in the Indenture to the sale and release of such Collateral shall have been satisfied in full. On or after deposit of the sums described in clause (ii) of this paragraph (c), Grantor shall be entitled thereafter to request release of such cash proceeds at such times and in such amounts in order to either (i) comply with its obligations under, or otherwise in accordance with, the Indenture, as a result of the disposition of such Collateral or (ii) if such amounts are not required to be applied in accordance with clause (i) above, to purchase Telecommunications Related Assets. Such releases of Net Cash Proceeds shall not be made until and unless Grantor shall have delivered an Officers' Certificate and an Opinion of Counsel to the Collateral Agent stating that all conditions precedent to such release set forth in the Indenture shall have been satisfied.

                  (d) The release of any Collateral from the terms hereof and of the other Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the Lien on the Collateral in contravention of the provisions of the Indenture if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and pursuant to the terms of the Indenture. Each of the Secured Parties acknowledge that a release of Collateral strictly in accordance with the terms of the Security Documents and of the Indenture will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of the Indenture. To the extent applicable, Grantor shall cause
Section 314(d) of the Trust Indenture Act of 1939 ("TIA") relating to the release of property or securities from the Lien of the Security Documents and of the Indenture to be complied with. Any certificate or opinion required by
Section 314(d) of the TIA may be made by an officer of Grantor, except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent person.


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                                   ARTICLE VI

                                Power of Attorney

                  SECTION 6.01 Power of Attorney. The Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as the Grantor's true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for the Grantor and in the Grantor's name or otherwise, for the use and benefit of the Collateral Agent and the Secured Parties, upon the occurrence and during the continuance of an Event of Default
(a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;
(c) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (f) to notify, or to require the Grantor to notify third parties to make payment directly to the Collateral Agent; and (g) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent or any Secured Party with respect to the Collateral or any part thereof shall give rise to any defense,


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counterclaim or offset in favor of the Grantor or to any claim or action against the Collateral Agent or any Secured Party. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Grantor for the purposes set forth above is coupled with an interest and is irrevocable. The provisions of this Section shall in no event relieve the Grantor of any of its obligations hereunder or under the Indenture with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or any Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Security Document, by law or otherwise.


                                   ARTICLE VII

                                    Remedies

                  SECTION 7.01 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, the Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right (subject to applicable law) to take any of or all the following actions at the same or different times with or without legal process and with or without previous notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, the Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

                  The Collateral Agent shall give the Grantor 15 days written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-504(3) of the Uniform commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Collateral Agent's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Grantor
(all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from the Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

                  SECTION 7.02 Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, as follows:

                           FIRST, to the payment of all costs and expenses
                  incurred by the Trustee or the Collateral Agent (in its capacity as such hereunder or under any other Security Document) in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Security Document on behalf of the Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Security Document;

                           SECOND, to the payment of the fees and expenses of
                  the Secured Parties on an equal and ratable basis;

                           THIRD, to the payment of interest on and liquidated
                  damages, if any, with respect to the Obligations on an equal and ratable basis;

                           FOURTH, to the payment of the unpaid principal
                  amount of the Obligations on an equal and ratable basis;

                           FIFTH, to the payment of costs and expenses of, all
                  premiums on, and all other amounts due with respect to, the Obligations on an equal and ratable basis; and

                           SIXTH, to the Grantor, its successors or assigns, or
                  as a court of competent jurisdiction may otherwise direct.

                  The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.


                                  ARTICLE VIII

                                  Miscellaneous

                  SECTION 8.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Indenture.

                  SECTION 8.02. No Assumption of Duties; Reasonable Care. The rights and powers granted to the Collateral Agent hereunder are being granted in order to preserve and protect the Collateral Agent's and the Holders' of Notes security interest in and to the Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on the Collateral Agent in connection therewith other than those imposed under applicable law. Except as provided by applicable law, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords similar property in similar situations, it being understood that the Collateral Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral.

                  SECTION 8.03.  Authority of the Collateral Agent.

                  (a) The Collateral Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Collateral Agent by the terms hereof, together with such powers as are reasonably incident thereto. The Collateral Agent may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither the Collateral Agent, any director, officer, employee, attorney or agent of the Collateral Agent nor the Holders of Notes shall be liable to the Grantor for any action taken or omitted to be taken by it or them hereunder, except for its or their own bad faith, gross negligence or willful misconduct, nor shall the Collateral Agent be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Collateral Agent and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper Person or Persons.

                  (b) The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Holders of Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Holders of Notes with full and valid authority so to act or refrain from acting, and the Grantor shall not be obligated or entitled to make any inquiry respecting such authority.

                  (c) In the performance of its duties hereunder, the Collateral Agent shall be entitled to the benefits of Sections
7.01, 7.02, 7.03 and 7.04 of the Indenture.

                  SECTION 8.04. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture or any other Security Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Security Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Obligations or this Agreement.

                  SECTION 8.05. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

                  SECTION 8.06. Headings. The headings in this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

                  SECTION 8.07. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
8.10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

                  SECTION 8.08. Waivers; Amendment. (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the Collateral Agent, the Trustee and the Holders under the other Security Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provisions of this Agreement or any other Security Document or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Indenture.

                  SECTION 8.09. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Security Document shall be considered to have been relied upon by the Holders, regardless of any investigation made by the Holders or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

                  SECTION 8.10. Binding Effect; Several Agreement. This Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that the Grantor shall not have the right to assign its rights hereunder or any interest herein or in the Collateral except as expressly contemplated by this Agreement or the Indenture.

                  SECTION 8.11. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

                  SECTION 8.12. Collateral Agent's Fees and Expenses; Indemnification. (a) The Grantor agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement (including the customary fees of the Collateral Agent for any ongoing monitoring or audits conducted by it with respect to the Collateral), (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder or (iv) the failure of the Grantor to perform or observe any of the provisions hereof.

                  (b) The Grantor shall indemnify, hold harmless and defend the Collateral Agent and its directors, officers, agents and employees, from and against any and all claims, actions, obligations and liabilities, including defense costs, investigative fees and costs, legal fees, and claims for damages, arising from the Collateral Agent's acceptance of its duties hereunder or its performance under this Agreement, except to the extent that such claim, action, obligation or liability is directly attributable to the bad faith, gross negligence or willful misconduct of such indemnified person. IT IS THE INTENT OF THE GRANTOR TO INDEMNIFY AND HOLD HARMLESS THE COLLATERAL AGENT FOR CLAIMS, ACTIONS,

OBLIGATIONS OR LIABILITIES ARISING FROM THE COLLATERAL AGENT'S PERFORMANCE UNDER THIS AGREEMENT INCLUDING THE COLLATERAL AGENT'S NEGLIGENCE.

                  (c) Any such amounts payable as provided hereunder shall be additional obligations secured hereby. The provisions of this Section shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Security Document, or any investigation made by or on behalf of the Collateral Agent or any Holder. All amounts due under this Section shall be payable on written demand therefor.

                  SECTION 8.13. Termination or Release. (a) Except as provided in Section 8.12, this Agreement and the Security Interest shall terminate (i) when all the Obligations have been indefeasibly paid in full and the Grantor has no further obligations to the Holders or (ii) when all the conditions precedent to the Defeasance (as defined in the Indenture) of the outstanding Notes as set forth in the Indenture have been complied with by the Grantor.

                  (b) In connection with any termination pursuant to paragraph
(a) above, upon the request of the Grantor accompanied by an Officers' Certificate and opinion of Counsel stating that all conditions precedent to the termination of the Security Interest pursuant to this Agreement and the Indenture have been satisfied, the Collateral Agent shall execute and deliver to the Grantor, at the Grantor's expense, all Uniform Commercial Code termination statements and similar documents which the Grantor shall reasonably request to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 8.13 shall be without recourse to or warranty by the Collateral Agent.

                  SECTION 8.14. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OR JURY TRIAL; WAIVER OF DAMAGES.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE

RELATIONSHIP ESTABLISHED BETWEEN THE GRANTOR, THE COLLATERAL AGENT AND THE HOLDERS OF NOTES IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

                  (b) THE GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER SECURITY DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT, THE TRUSTEE OR ANY HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER SECURITY DOCUMENTS AGAINST THE GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE GRANTOR AGREES THAT IT WILL NOT ASSERT ANY COUNTERCLAIMS, SETOFFS OR CROSS CLAIMS IN ANY PROCEEDING BROUGHT BY THE COLLATERAL AGENT TO REALIZE ON SUCH PROPERTY OR TO ENFORCE A JUDGEMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT, EXCEPT FOR SUCH COUNTERCLAIMS, SETOFFS OR CROSS CLAIMS WHICH, IF NOT ASSERTED IN ANY SUCH PROCEEDING, COULD NOT OTHERWISE BE BROUGHT OR ASSERTED. THE GRANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE COLLATERAL AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

                  (c) THE GRANTOR AND THE COLLATERAL AGENT EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY

DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  (d) THE GRANTOR AGREES THAT NEITHER THE COLLATERAL AGENT NOR ANY HOLDER OF NOTES SHALL HAVE ANY LIABILITY TO THE GRANTOR (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED BY THE GRANTOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT THAT IS BINDING ON THE COLLATERAL AGENT OR SUCH HOLDER OF NOTES, AS THE CASE MAY BE, THAT SUCH LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE COLLATERAL AGENT OR SUCH HOLDER OF NOTES, AS THE CASE MAY BE, CONSTITUTING BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                  (e) TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE GRANTOR WAIVES ALL RIGHTS OF NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE COLLATERAL AGENT OR ANY HOLDER OF NOTES OF ITS RIGHTS DURING THE CONTINUANCE OF AN EVENT OF DEFAULT TO REPOSSESS THE COLLATERAL WITH JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GRANTOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE COLLATERAL AGENT OR ANY HOLDER OF NOTES IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE COLLATERAL AGENT OR ANY HOLDER OF NOTES, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER OR PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN THE GRANTOR ON THE ONE HAND AND THE COLLATERAL AGENT AND/OR THE HOLDERS OF NOTES ON THE OTHER HAND.

                           [Signature page to follow]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            MGC COMMUNICATIONS, INC.,
                                            as Grantor

                                            By:
                                                 -------------------------
                                                 Name:
                                                 Title:


                                            MARINE MIDLAND BANK,
                                            as Collateral Agent

                                            By:
                                                 -------------------------
                                                 Name:
                                                 Title:

                                                                  Annex 1 to the
                                                              Security Agreement

                                    [Form of]

                               STATUS CERTIFICATE

                  Reference is made to the Indenture dated as of September 29, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among MGC COMMUNICATIONS, INC., a Nevada corporation ("MGC") and MARINE MIDLAND BANK, as trustee (the "Trustee"), and to the Security Agreement dated September 29, 1997 (as amended, supplemented or otherwise modified from time to time, the "Security Agreement"), among MGC, as grantor (the "Grantor") and MARINE MIDLAND BANK, in its capacity as Trustee under the Indenture, as collateral agent (the "Collateral Agent"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

                  Under the Security Agreement, MGC is the Grantor of Security Interests as defined therein. In order to facilitate the perfection of such Security Interests, the Collateral Agent has requested that MGC provide the information specified in this certificate for the Grantor.

                  The undersigned, executive officers of the Grantor, hereby certify to the Collateral Agent and each other Secured Party as follows:

                  1.       (a)      The exact corporate name of the Grantor, as
such name appears in its certificate of incorporation, is as follows:



                           (b)      Set forth below is each other corporate name
the Grantor has had in the past five years, together with the date of the relevant change:

                           (c)      Except as set forth in Schedule 1 hereto,
the Grantor has not changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of corporate organization. If any such change has occurred, include in Schedule 1 the information required by sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

                           (d)      The following is a list of all other names
(including trade names or similar appellations) used by the Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

                           (e)      Set forth below is the Federal Taxpayer
Identification Number of the Grantor:

                  2. Current Locations. (a) The chief executive office of the Grantor is located at the address set forth on Schedule 2(a) hereto.

                           (b)      Set forth on Schedule 2(b) hereto are all
locations where the Grantor maintains (or intends to maintain) Collateral having a purchase price in excess of $25,000 in such location.

                           (c)      Set forth on Schedule 2(c) hereto are all
the places where the Grantor maintains an office or other facility not identified in paragraph (a) or (b) above.

                  3. Unusual Transactions. All Telecommunications Equipment has been purchased by the Grantor in the ordinary course of its business.

                  4. UCC Filings. Duly signed financing statements on Form UCC-1 in substantially the form of Schedule 4 hereto have been prepared for filing with the Secretary of State or other appropriate office of each of the States of the United States in which the Collateral is located.

                  5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule setting forth, with respect to the filings described in Section 4 above, each filing and the filing office in which such filing has been made.

                  6. Filing Fees. All filing fees and taxes payable in connection with the filings described in Section 4 above have been paid.

                  IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this 29th day of September, 1997.


                                            MGC COMMUNICATIONS, INC.,

                                            By:
                                               ---------------------------
                                               Name:
                                               Title:

                                            By:
                                               ---------------------------
                                               Name:
                                               Title:

                                                                      SCHEDULE 1

                                     CHANGES

                                                                   SCHEDULE 2(a)

                             CHIEF EXECUTIVE OFFICE

                                                                   SCHEDULE 2(b)

                             LOCATIONS OF COLLATERAL

                                                                   SCHEDULE 2(c)

                          OFFICES AND OTHER FACILITIES

                                                                      SCHEDULE 4

                                   FORM UCC-1

See attached.

                                                                      SCHEDULE 5

                                  UCC-1 FILINGS